Exhibit 10.5.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of October 27, 2005 by and between Commercial Capital Bancorp (the “Holding Company”), a corporation organized under the laws of the State of Nevada, with its headquarters office located in the City of Irvine, Orange County, California, and James Leonetti, a California resident (the “Employee”). References herein to “Bank” are references to Commercial Capital Bank, FSB. References herein to “Bank Employment Agreement” are references to the employment agreement entered into between the Bank and the Employee dated October 27, 2005.

On the basis of the foregoing facts, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1.             Term.

(a)           Effective as of November 16, 2005, subject to the provisions below, the Holding Company agrees to employ Employee, and Employee agrees to be employed by the Holding Company, subject to the terms and conditions of this Agreement, for a term of three (3) years (“the Term”) unless employment is earlier terminated pursuant to the termination provisions of this Agreement, commencing of the date first set forth above (the “Employment Period”).

(b)           Subject to the notice provisions of this paragraph, on the first annual anniversary of the date first above written and each annual anniversary thereafter, the Term of this Agreement may be renewed or extended for one (1) additional year after review and approval by the Board of Directors or a duly authorized committee. In the event that the Holding Company or the Employee gives written notice to the other party or parties hereto of such party’s or parties’ election not to extend the Term, with such notice to be given not less than ninety (9) days prior to any such anniversary date, then this Agreement shall terminate at the conclusion of its remaining Term.

(c)           References herein to the Term of this Agreement and/or the Employment Period shall refer both to the initial Term and successive Terms.

2.             Duties and Authority. During the Employment Period, Employee shall devote all his productive time, ability and attention to the business and affairs of the Holding Company and its subsidiaries. Employee shall not directly render service of a business, commercial or professional nature to any other person or organization other than the Holding Company and its subsidiaries without the consent of the Board of Directors. However, nothing in this paragraph prohibits Employee from, or requires the Board of Directors to approve or consent to Employee serving as an advisor or Board member of a charitable or nonprofit organization or serving as an advisor or director of any corporation which does not compete with the business of the Holding Company, as long as such service does not materially interfere with the performance of employment duties. Employee agrees that during the Employment Period, he will use his best efforts, skill and abilities to promote the Holding Company’s interests and to serve as the Executive Vice President and Chief Financial Officer of the Holding Company. Employee shall perform such customary, appropriate and reasonable executive duties as are normally assigned to such position at other thrift holding companies, including such duties as are delegated to him from time to time by the Board of

Directors, including those specifically set forth on Exhibit A herein. Employee shall report directly to the Holding Company’s Chairman and Chief Executive Officer.

3.             Holding Company’s Authority. Employee agrees to observe and comply with the Holding Company’s policies and procedures as adopted by the Board of Directors regarding performance of his duties and to carry out and to perform orders, directions and policies stated by the Board of Directors to him periodically, either orally or in writing.

4.             Compensation.

(a)           The Holding Company, through the Bank, agrees to pay to Employee during each year of this Agreement an annual base salary of $375,000, beginning on the date first set forth above and payable in accordance with the Bank’s standard biweekly payroll policy and subject to such withholding as required by law or policy. The base salary shall be reviewed annually by the Bank’s Board of Directors or a duly authorized committee thereof, on or before January 31 or each year for that year, and may be changed by mutual agreement of the parties.

(b)           The Holding Company, through the Bank, also agrees to pay a bonus of $100,000 upon the execution of the Agreement, which is specifically conditioned on the Employee’s continued employment with the Bank for three (3) years in accordance with the terms of this Agreement. Employee hereby acknowledges and agrees that if either (i) he should voluntarily elect to terminate his employment hereunder for other than good reason (as defined herein or (ii) if Employee is terminated by the Holding Company or the Bank for cause (as defined in each employment agreement), in either circumstances, Employee shall immediately return to the Bank the portion of the $100,000 bonus which is equal to the product of $100,000 times the remaining percentage of the three year Term (calculated by the number of days based on a 365 day year) that Employee did not fulfill with the Holding Company and the Bank.

(c)           The Employee will become eligible to receive from the Bank a bonus or bonuses, which may be comprised of Holding Company stock options and restricted stock awards with an established minimum target of 50% of base compensation, in each case, in such amount as, in such a manner as, and at such time as, the Board of Directors of the Holding Company or the Bank or a duly authorized committee thereof, as the case may be, in its discretion, determines is appropriate.

(d)           The Holding Company, through the Bank, shall provided a car allowance of $1,000 per month during the Employment Period.

(e)           During the Employment Period, Employee shall be eligible to participate in any retirement, pension or profit-sharing plan, including any non-qualified, deferred compensation or salary continuation plan, or similar employee benefit plan or retirement or bonus program of the Holding Company and its subsidiaries, to the extent that he is eligible under the provisions of the plan and commensurate with his position in relationship to other participants and pursuant to the terms of the plans or programs of the Holding Company and its subsidiaries.

(f)            The Holding Company, through the Bank, shall provide medical, dental and other insurance, including key man life and disability, for Employee on the same terms as provided for all executive officers of the Holding Company and its subsidiaries.

(g)           In addition to Employers’ designated holidays, Employee shall be permitted to take paid personal time off of not less than four (4) weeks per calendar years. None of such personal time off shall accrue nor shall any balance of such personal time off be owed to Employee at any time.

(h)           Notwithstanding any provision herein to the contrary, to the extent that payments and benefits, as provided by this Agreement, including, without limitation, base salary and other employee benefits paid and provided hereunder pursuant to Section 4, the Severance Payment paid and provided hereunder pursuant to Section 9, death benefits provided hereunder pursuant to Section 11, sums owed in respect of accrued bonus, if any, and reimbursable expenses, are paid to or received by Employee under the Bank Employment Agreement, all such payments and benefits, to the extent paid by the Bank, will be subtracted from any amount due simultaneously to Employee under similar provisions of this Agreement.

5.             Reimbursement of Expenses. The services required by the Holding Company and its subsidiaries will require Employee to incur business, entertainment and community relations expenses and the Holding Company or its subsidiaries hereby agrees to provide credit cards and charge accounts for Employee’s use for such expenses. The Holding Company or its subsidiaries agrees to reimburse Employee for all out-of-pocket expenses, which are business related, upon submission of appropriate documentation and approval by the Chairman and Chief Executive Officer of the Holding Company. Such expenses may include membership fees and dues to organizations approved by the Chairman of the Board and Chief Executive Officer. Each expense, to be reimbursed, must be of a nature qualifying it as a proper deduction on the income tax returns of the Holding Company as a business expense and not as deductible compensation to Employee. The records and other documentary evidence submitted by Employee to the Holding Company or its subsidiaries with each request for reimbursement of such expenses shall be in the form required by applicable statutes and regulations issued by appropriate taxing authorities for the substantiation of such expenditures as deductible business expenses of the Holding Company and not as deductible compensation to Employee.

6.           Confidential Information. Employee agrees that he shall not, without the prior written permission of the Holding Company in each case, publish, disclose or make available to any other person, firm or corporation, either during or after the termination of this Agreement, any confidential information which Employee may obtain during the Employment Period, or which Employee may create prior to the end of the Employment Period relating to the business of the Holding Company and its subsidiaries, or to the business of any customer or supplier of any of them; provided, however, Employee may use such information during the Employment period for the benefit of the Holding Company and its subsidiaries. Employee agrees to execute any and all such additional agreements and instruments that the Holding Company may deem reasonably necessary in order to protect the confidentiality of such confidential information or otherwise to effectuate the purpose and intent of this Section 6. Prior to or at the termination of this Agreement, Employee shall return all documents, files, notes, writings and other tangible evidence of such confidential information to the Holding Company and its subsidiaries. This section 6 shall survive the expiration or termination of this Agreement.

7.          Covenant Not to Solicit Customers or Fellow Employees. Employees agrees that for a period of eighteen (18) months following the termination employment with the Holding Company, he will not solicit, directly, or indirectly, divert or attempt to divert for himself or for any third party, the business of any customer with whom the Holding Company and its subsidiaries had done business during the preceding one year period. Employee recognizes and acknowledges that any customer list and financial information concerning any of the Holding Company’s customers, as it may exist from time to time, is a valuable, special and unique asset of the Holding Company’s business. Employee further agrees not to solicit or employ, directly or indirectly, divert or attempt to divert for himself or for any third party, the services of any officer or employee of the Holding Company and its subsidiaries during such 18-month period. Employee agrees to execute any and all such additional agreements and instruments that the Holding Company may deem reasonably necessary in order to effectuate the purpose and intent of this Section 7. This Section 7 shall survive the expiration or termination of this Agreement.

8.             Remedy. Employee understands that, because of the unique character of the services to be rendered by Employee hereunder, the Holding Company would not have any adequate remedy at law for the breach or threatened breach by Employee of any one or more of the covenants set forth in this Agreement and therefore expressly agrees that the Holding Company in addition to any other rights or remedies which may be available to it, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Agreement by Employee.

9.             Termination of Employee without Cause.

(a)           Upon the occurrence of an Event of Termination (as herein defined) during Employee’s Term of employment under this Agreement; the provisions of this Section shall apply.

(b)           As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following: (i) the termination by the Holding Company of Employee’s full-time employment hereunder for any reason other than a termination governed by Section 12 below, or Termination for Cause, as defined in Section 10 below; (ii) Employee’s termination with good reason from the Holding Company’s employ in accordance with Section 9(c) below upon any (A) failure to elect or reelect or to appoint or reappoint Employee to the positions he has been appointed to pursuant to Section 2, unless consented to by the Employee, (B) a material change in Employee’s function, duties, or responsibilities with the Holding Company or its subsidiaries, which change would cause Employee’s position to become one of substantially lesser responsibility, importance, or scope from the position and attributes thereof described in Section 2 above, including Exhibit A hereof, unless consented to by Employee, (C) a relocation of Employee’s  principal place of employment by more than 30 driving miles from its location at the effective date of this Agreement, unless consented to by the Employee, (D) a material reduction in the benefits and perquisites to Employee from those being provided as of the effective date of this Agreement, unless consented to by Employee or (E) a liquidation or dissolution of the Holding Company.

(c)           Upon the occurrence of any event of a type described in clauses (ii)(A), (B), (C), (D), (E) or (F), of Section 9(b), Employee shall have the right to terminate with good reason his employment under this Agreement by delivering written notice to the Holding Company not less than sixty (60) days following the occurrence of such event, which termination with good reason shall be effective only if such event shall not be cured within thirty (30) days after Holding Company’s receipt of such notice. The date of any Event of Termination shall be referred to herein as the “Date of Termination”

(d)           Upon the occurrence of an Event of Termination by the Holding Company, the Holding Company, through the Bank, shall pay to Employee an amount equal to his base salary for the remaining portion of the Term (such payment, the “Severance Payment”), as severance pay in lieu of and in substitution for any other claims for salary and continued benefits hereunder (based on Employee’s base salary and benefits prevailing at the time of termination). At the election of the Employee, the Severance Payment shall be made to Employee: (i) in a lump sum on the Date of Termination, or (ii) on a bi-weekly basis in approximately equal installments over a period ending not later than the date that is 2-1/2 months following the last day of the calendar year in which the Date of Termination occurs. Payment of the Severance Payment shall be in addition to all other sums owed to Employee under applicable law for all periods prior to the Date of Termination, including, without limitation, sums owed in respect of accrued bonus, if any, and reimbursable expenses. Notwithstanding anything in this Agreement to the contrary, no bonus shall be deemed to have been accrued unless and until any such bonus has been duly authorized by the Holding Company’s Board of Directors or a duly authorized committee thereof. Accrued bonuses shall mean the bonus amount(s) determined in accordance with Section 4(c) hereof.

(e)           With respect to any stock options issued to the Employee that were outstanding on the Date of Termination, any options which were not exercisable on the Date of Termination shall automatically become exercisable upon the Date of Termination, and shall remain exercisable in full for a period of thirty (30) days.

(f)            Upon the occurrence of an Event of Termination, the Holding Company, through the Bank, will cause to be continued for the Employee and his previously covered dependents life, medical, dental and disability coverage that the Employee agrees is substantially equivalent to the coverage maintained by the Holding Company or its subsidiaries for Employee and his dependents prior to the Date of Termination at no cost to the Employee, to the extent, if any, that the insurance carrier(s) will allow, and except to the extent such coverage may be changed in its application to all employees of the Holding Company and its subsidiaries. If this coverage is not available, the Holding Company will cause the Bank to pay to Employee an amount equal to the monthly premiums paid to the carrier for the coverage that was in force prior to the Date of Termination for the remaining Term of this Agreement.

10.           Termination of Employee for Cause. The Board of Directors may terminate Employee’s employment at any time, but any termination by the Board of Directors for other than cause shall not prejudice the Employee’s right to compensation or other benefits under this Agreement. The Employee shall have no right to receive compensation or other benefits for any period after termination for cause. Termination for cause shall include termination because of the Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final regulatory cease and desist order, or material breach of any provision of this Agreement.

11.           Termination Upon Employee’s Death: Effect of Termination on Other Plans. Notwithstanding anything herein contained, if Employee shall die, this Agreement shall terminate one (1) year from the date of Employee’s death, whereupon Employee’s estate shall be entitled to receive, through the Bank, his salary, and any bonus earned up through the date of termination. Such termination shall not affect any rights which Employee may have at the time of his death pursuant to any of the Holding Company or its subsidiaries’ plans or arrangements for insurance, stock options, or for any other death benefit, bonus, or retirement benefit, which accrued rights thereafter shall be enjoyed by Employee’s estate and continue to be governed by the provision of such plans and arrangements to the extent they are not inconsistent with the terms of this Agreement. The Holding Company, through the Bank, will cause to be continued for the Employee’s previously covered dependants life, medical and dental coverage that is substantially equivalent to the coverage maintained by the Holding Company or its subsidiaries for Employee’s dependants prior to the employee’s death at no cost to the Employee. Such coverage shall cease upon the expiration of the remaining Term of this Agreement. If this coverage is not available, the Holding Company, through the Bank, will pay to Employee an amount equal to the monthly premiums paid to the carrier for the coverage that was in force prior to the date of Employee’s death for the remaining Term of This Agreement.

12.           Change in Control.

(a)           For purposes of this Agreement, a “Change in Control” of the Bank or Holding Company shall mean an event of a nature that: (i) would be required to be reported in response to Item I (a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or (ii) results in a Change in Control of the Bank or the Holding Company within the meaning of the Home Owners’ Loan Act of 1933, as amended, the Federal Deposit Insurance Act and the Rules and Regulations promulgated by the OTS (or its predecessor agency), as in effect on the date hereof (provided, that in applying the definition of change in control as set forth under the rules and regulations of the OTS, the Board of Directors shall substitute its judgment for that of the OTS); or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Bank or the Holding Company representing 20% or more of the Bank’s or the Holding Company’s outstanding voting securities or right to acquire such securities except for any voting securities of the Bank purchased by the Holding Company and any voting securities purchased by any employee benefit plan of the Bank or the Holding Company, or (B) individuals who constitute the Board of Directors on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Holding Company’s stockholders was approved by a Nominating Committee solely comprised of members who are Incumbent Board members, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board, (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Holding Company or similar transaction occurs or is effectuated in which the Bank or Holding Company is not the resulting entity; provided, however, that such an event listed above will be deemed to have occurred or to have been effectuated upon the receipt of all required federal regulatory approvals not including the lapse of any statutory waiting periods, or (D) a proxy statement shall be distributed soliciting proxies from stockholders of the Holding Company, by someone other than the current management of the Holding Company, seeking stockholder approval of a plan or reorganization, merger or consolidation of the Holding Company or Bank with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Bank or the

Holding Company shall be distributed, or (E) a tender offer is made and accepted for 20% or more of the voting securities of the Bank or Holding Company then outstanding.

(b)           If a Change in Control has occurred pursuant to Section 12(a) above or the Board of Directors has determined that a Change in Control has occurred, Employee shall be entitled to the benefits provided in paragraphs (c) and (d) of this Section 12 upon his subsequent termination of employment at any time during the Term of this Agreement due to: (1) Employee’s dismissal or (2) Employee’s voluntary resignation for good reason unless such termination is because of his death or Termination for Cause.

(c)           Upon Employee’s entitlement to benefits pursuant to Section 12(b), the Holding Company, through the Bank, shall pay Employee, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to the greater of: (1) the payments due for the remaining Term of the Agreement; or (2) three (3) times Employee’s highest annual compensation for the last five (5) years (such payment, solely for purposes of this Section 12, the “Change in Control Payment”). Such annual compensation shall include Base Salary, commissions, bonuses, contributions or accruals on behalf of Employee to any pension and profit sharing plans, including any non-qualified, deferred compensation or salary continuation plans, any benefits to be paid or received under any stock-based benefit plan, severance payments, directors or committee fees and value of fringe benefits paid or to be paid to the Employee during such years. At the election of the Employee, the Change in Control Payment shall be made to Employee: (i) in a lump sum on or as soon as practicable following the Date of Termination, or (ii) on a bi-weekly basis in approximately equal installments over a period ending not later than the date that is 2-1/2 months following the last day of the calendar year in which the Date of Termination occurs. Payment of the Change in Control Payment shall be in addition to all other sums owed to Employee under applicable law for all periods prior to the Date of Termination, including, without limitation, sums owed in respect of accrued bonus, if any, and reimbursable expenses. Notwithstanding anything in this Agreement to the contrary, no bonus shall be deemed to have been accrued unless and until any such bonus has been duly authorized by the Holding Company’s Board of Directors or a duly authorized committee thereof. Such payments shall  not be reduced in the event Employee obtains other employment following termination of employment.

(d)           Upon the Employee’s entitlement to benefits pursuant to Section 12(b), the Holding Company, through the Bank, will cause to be continued for the Employee and his previously covered dependents life, medical, dental and disability coverage that the Employee agrees is substantially equivalent to the coverage maintained by the Holding Company for Employee and his dependents prior to his termination at no cost to the Employee. Such coverage and payments shall cease upon the expiration of thirty-six (36) months following the Date of Termination. If this converge is not available, the Holding Company, through the Bank, will pay to Employee an amount equal to the monthly premiums paid to the carrier for the coverage that was in force prior to the date of Termination for thirty-six (36) months following the Date of Termination.

13.           Parachute Payment Provision. In each calendar year that the Employee is entitled to receive payments or benefits under the provisions of this Agreement, the Holding Company shall determine if an excess parachute payment (as defined in Section 4999 of the Internal Revenue Code of 1986, as amended and any successor provision thereto (the “Code”)) exists. Such determination shall be made after taking any reductions permitted pursuant to Section 280G of the

Code and the regulations there under. Any amount determined to be an excess parachute payment after taking into account such reductions shall be hereafter referred to as the “Initial Excess Parachute Payment.” As soon as practicable after a Change in Control, the Initial Excess Parachute Payment shall be determined. Upon the Date of Termination following a Change in Control, the Holding Company shall pay the Employee, subject to applicable withholding requirements under applicable state or federal law, an amount equal to:

(a)           twenty (20) percent of the Initial Excess Parachute Payment (or such other amount equal to the tax imposed under Section 4999 of the Code); and

(b)           such additional amount (tax allowance) as may be necessary to compensate the Employee for the payment by the Employee of state and local and federal income and excise taxes on the payment provided under Clause (a) and on any payments under this Clause (b). In computing such tax allowance, the payment to be made under Clause (a) shall be multiplied by the “gross up percentage”(“GUP”). The GUP shall be determined as follows:

GUP =	Tax Rate
1-Tax Rate

The “Tax Rate” for purposes of computing the GUP shall be the sum of the highest marginal federal and state and local income and employment-related tax rates, including any applicable excise tax rates, applicable to the Employee in the year in which the payment under Clause (a) is made.

(c)           Notwithstanding the foregoing, if it shall subsequently be determined in a final judicial determination or a final administrative settlement to which the Employee is a party that the excess parachute payment as defined in Section 4999 of the Code, reduced as described above, is more than the Initial Excess Parachute Payment (such different amount being hereafter referred to as the “Determinative Excess Parachute Payment”) then the Holding Company’s independent accountants shall determine the amount (the “Adjustment Amount”) the Holding Company must pay to the Employee in order to put the Employee in the same position as the Employee would have been if the Initial Excess Parachute Payment had been equal to the Determinative Excess Parachute Payment. In determining the Adjustment Amount, independent accountants of the Holding Company shall take into account any and all taxes (including any penalties and interest) paid by or for the Employee or refunded to the Employee or for the Employee’s benefit. As soon as practicable after the Adjustment Amount has been so determined, the Holding Company shall pay the Adjustment Amount to the Employee. In no event however, shall the Employee make any payment under this paragraph to the Holding Company.

(d)           For purposes of the foregoing, in the event there is any disagreement between Employee and the Holding Company as to whether one or more payments to which Employee becomes entitled under this Agreement constitute parachute payments under Code Section 280G or as to the determination of the Initial Excess Parachute Payment or the Determinative Excess Parachute Payment, such dispute will be resolved as follows:

(i)            In the event temporary, proposed or final Treasury Regulations in effect at the time under Code Section 280G (or applicable judicial decisions) specifically address the status of any such payment or the method of valuation therefor, the characterization afforded to such payment by the Treasury Regulations (or such decisions) will, together with the applicable valuation methodology, be controlling.

(ii)           In the event Treasury Regulations (or applicable judicial decisions) do not address the status of any payment in dispute, the matter will be submitted for resolution to a nationally-recognized independent accounting firm mutually acceptable to Employee and the Holding Company (“Independent Accountant”). The resolution reached by the Independent Accountant will be final and controlling, provided, however, that if in the judgment of the Independent Accountant, the status of the payment in dispute can be resolved through the obtainment of a private letter ruling from the Internal Revenue Service, a formal and proper request for such ruling will be prepared and submitted, and the determination made by the Internal Revenue Service in the issued ruling will be controlling. All expenses incurred in connection with the retention of the Independent Accountant and (if applicable) the preparation and submission of the ruling request shall be borne by the Holding Company.

14.           Modification. The Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by written instrument duly executed by each party. Notwithstanding the foregoing, Employee agrees that if subsequent to the date hereof, the Holding Company determines in its sole discretion that modification(s) to this Agreement become necessary solely for the purpose of ensuring that the Agreement does not provide for the deferral of compensation as defined under Section 885 of the recently enacted American Jobs Creation Act of 2004, Pub. Law No. 108-357, 118 Stat. 1418, which added Section 409A to the Internal Revenue Code, and regulations and other guidance promulgated there under, such modification(s) may be unilaterally imposed by the Holding Company, and shall be binding on this Agreement, and the Employee’s consent to such modification(s) need not be obtained for the purpose of effectuating such modification(s).

15.           Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested or delivered against receipt to the party at the address set forth following the signature line of this Agreement or to such other address as the party shall have furnished in writing. Notice to the estate of Employee shall be sufficient if addressed to Employee as provided in this Section 15. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party’s address which shall be deemed given at the time of receipt thereof.

16.           Dispute Resolution Procedures. Except with respect to any claim for equitable relief (the pursuit of which shall not be subject to the provisions of this Section 16), any controversy or claim arising out of or this Agreement or the Employee’s employment with the Holding Company or the termination thereof, including, but not limited to, any claim of discrimination under state or federal law, shall be settled by binding arbitration in accordance with the Rules of the American Arbitration Association; and judgment upon the award rendered in such arbitration shall be final and may be entered in any court having jurisdiction thereof. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. In no event shall the demand for arbitration be made after the date when the institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. Any party desiring to initiate arbitration procedures hereunder shall serve written notice on the other party. The parties agree that an arbitrator shall be selected pursuant to these provisions within thirty (30) days of the service of the notice of arbitration. In the event of any arbitration pursuant to these provisions, the parties shall retain the rights of all discovery provided pursuant to the California Code of Civil Procedure and the Rules thereunder. Any arbitration initiated pursuant to these provisions shall be on an expedited basis and the dispute shall be heard within one hundred twenty (120) days following the serving of the notice of arbitration and a written decision shall be rendered within sixty (60) days thereafter. All rights, causes of action, remedies and defenses available under California law and equity are available to the parties hereto and shall be applicable as though in a court of law. The parties shall share equally all costs of any such arbitration.

17.           Miscellaneous.

(a)           This Agreement is drawn to be effective in the State of California and shall be construed in accordance with California laws, except to the extent superseded by federal law. No amendment or variation of the terms of this Agreement shall be valid unless made in writing and signed by Employee and a duly authorized representative of the Bank.

(b)           Any waiver by either party of a breach of any provision of this Agreement shall not operate as to be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

(c)           Employee’s right and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to commutation, encumbrance or the claims of Employee’s creditors, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of the Holding Company and its successors and those who are its assigns under Section 12.

(c)           This Agreement does not create, and shall not be construed as creating, any rights enforceable by a person not a party to this Agreement (except as provided in subsection (c) above).

(f)            The headings in this Agreement are solely for the convenience of reference and shall be given no effect on the construction or interpretation of this Agreement.

(g)           This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the State of California, without giving effect to conflict of laws, except where federal law governs.

IN WITNESS WHEREOF, the Holding Company and Employee have executed this Agreement to be effective as of the day and year written above.

HOLDING COMPANY:	COMMERCIAL CAPITAL BANCORP

	By:	/s/ Stephen H. Gordon
Stephen H. Gordon
Chairman and Chief Executive Officer

	Address:	8105 Irvine Center Drive
Suite 1500
Irvine, CA 92618

EMPLOYEE:	/s/ James H. Leonetti
James H. Leonetti

EXHIBIT A

Employment Agreement of James H. Leonetti

As a material inducement to attract Employee to join the Company/Bank, certain duties, responsibilities and authority, which had previously been performed or delegated outside the scope of the position of Chief Financial Officer, were represented as an integral part of the duties for the Employee. For all purposes of this Exhibit A, the parties hereto agree that for functionalities described herein as to which Employee has management responsibility, Employee shall have responsibility to determine the level and adequacy of staffing and to hire and terminate personnel and manage staff consistent with, among other things, the Company’s Human Resource Policies and Guidelines.

The duties and responsibilities of the Employee include, but are not limited to, the following:

1.             Management of the Finance and Accounting staff, including the Corporate Controller and Vice President of Corporate Finance and the staff reporting thereto.

2.             Management and implementation of strategies relating to accounting and reporting and capital structure.

3.             Management of the corporate finance activities.

4.             Management of relationships with independent auditors and third party tax providers. (i.e., currently, KPMG).

5.             Participation in relationships with investment banks with respect to mergers and acquisitions.

6.             Management of external reporting, including SEC reporting and compliance.

7.             Participation in the decision making with respect to adequate and appropriate levels of capital.

8.             Policy responsibility and authority over Accounting, Treasury, Financial Reporting budgeting, planning and cash management and the related systems for the Company and all of its subsidiaries.

9.             Member of and participation in Executive Committee activities.

10.           Management of investor relations and communications with analysis, with CEO participation.

11.           Participation in risk management function.

12.           Management and implementation of federal and state tax strategies.

13.           Management of treasury operation.

14.           Management and development of a budgeting and planning and strategic planning function.

15.           Employee would be assigned an executive assistant.

16.           Other duties consistent with the position of Executive Vice President and Chief Financial Officer that may be specially assigned from time to time by the Board of Directors.